Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 9, 2020
Relating to Preliminary Prospectus Supplement dated June 9, 2020 to Prospectus dated December 12, 2019
Registration No. 333-235474

HP Inc.
2.200% notes due 2025

Issuer:	HP Inc.
Format:	SEC Registered Global
Anticipated Ratings:(1)	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Trade Date:	June 9, 2020
Settlement Date:	June 17, 2020 (T+6)
Maturity Date:	June 17, 2025
Aggregate Principal Amount Offered:	$1,150,000,000
Coupon:	2.200%
Price to Public (Issue Price):	99.769%
Benchmark:	UST 0.250% due May 31, 2025
Benchmark Yield:	0.399%
Spread to Benchmark:	+185 basis points
Re-offer Yield:	2.249%
Interest Payment Dates:	Semi-annually on June 17 and December 17 of each year, beginning on December 17, 2020
Optional Redemption:	At any time prior to May 17, 2025 (one month prior to maturity), make-whole redemption at Treasury Rate plus 30 basis points. On or after May 17, 2025 (one month prior to maturity), redemption at par.
CUSIP / ISIN Nos.:	40434L AA3 / US40434LAA35
Denominations:	$2,000 × $1,000
Joint Book Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Loop Capital Markets LLC
Santander Investment Securities Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)          A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.000% notes due 2027

Issuer:	HP Inc.
Format:	SEC Registered Global
Anticipated Ratings:(1)	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Trade Date:	June 9, 2020
Settlement Date:	June 17, 2020 (T+6)
Maturity Date:	June 17, 2027
Aggregate Principal Amount Offered:	$1,000,000,000
Coupon:	3.000%
Price to Public (Issue Price):	99.718%
Benchmark:	UST 0.500% due May 31, 2027
Benchmark Yield:	0.645%
Spread to Benchmark:	+240 basis points
Re-offer Yield:	3.045%
Interest Payment Dates:	Semi-annually on June 17 and December 17 of each year, beginning on December 17, 2020
Optional Redemption:
At any time prior to April 17, 2027 (two months prior to maturity), make-whole redemption at Treasury Rate plus 40 basis points.  On or after April 17, 2027 (two months prior to maturity), redemption at par.

CUSIP / ISIN Nos.:	40434L AB1 / US40434LAB18
Denominations:	$2,000 × $1,000
Joint Book Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Loop Capital Markets LLC
Santander Investment Securities Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)          A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.400% notes due 2030

Issuer:	HP Inc.
Format:	SEC Registered Global
Anticipated Ratings:(1)	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Trade Date:	June 9, 2020
Settlement Date:	June 17, 2020 (T+6)
Maturity Date:	June 17, 2030
Aggregate Principal Amount Offered:	$850,000,000
Coupon:	3.400%
Price to Public (Issue Price):	99.790%
Benchmark:	UST 0.625% due May 15, 2030
Benchmark Yield:	0.825%
Spread to Benchmark:	+260 basis points
Re-offer Yield:	3.425%
Interest Payment Dates:	Semi-annually on June 17 and December 17 of each year, beginning on December 17, 2020
Optional Redemption:
At any time prior to March 17, 2030 (three months prior to maturity), make-whole redemption at Treasury Rate plus 40 basis points.  On or after March 17, 2030 (three months prior to maturity), redemption at par.

CUSIP / ISIN Nos.:	40434L AC9 / US40434LAC90
Denominations:	$2,000 × $1,000
Joint Book Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Loop Capital Markets LLC
Santander Investment Securities Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)          A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Goldman Sachs & Co. LLC toll free at 1‑866‑471‑2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 and J.P. Morgan Securities LLC collect at 1‑212‑834‑4533.

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